Filed Pursuant to Rule 424(b)(3) and Rule 424(c)
Registration No. 333-198847

Prospectus Supplement No. 9
(To Prospectus filed on July 26, 2016, as supplemented
by Prospectus Supplement No. 1 dated August 1, 2016, Prospectus Supplement No. 2 dated

August 10, 2016, Prospectus Supplement No. 3 dated August 12, 2016 and Prospectus Supplement No. 4 dated August 19, 2016, Prospectus Supplement No. 5 dated September 16, 2016, Prospectus Supplement No. 6 dated September 23, 2016, Prospectus Supplement No. 7 dated November 10, 2016, and Prospectus Supplement No. 8 dated December 12, 2016)

ENUMERAL BIOMEDICAL HOLDINGS, INC.

This Prospectus Supplement No. 9 supplements the information contained in the Prospectus, dated as of July 26, 2016, as amended by Prospectus Supplement No. 1 dated August 1, 2016, Prospectus Supplement No. 2 dated August 10, 2016, Prospectus Supplement No. 3 dated August 12, 2016, Prospectus Supplement No. 4 dated August 19, 2016, Prospectus Supplement No. 5 dated September 16, 2016, Prospectus Supplement No. 6 dated September 23, 2016, Prospectus Supplement No. 7 dated November 10, 2016, and Prospectus Supplement No. 8 dated December 12, 2016, relating to the resale of up to 47,674,386 shares of our common stock by selling stockholders.

This Prospectus Supplement No. 9 is being filed to include the information set forth in our Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on January 9, 2017.

You should read this Prospectus Supplement No. 9 in conjunction with the Prospectus. This Prospectus Supplement No. 9 is qualified by reference to the Prospectus, except to the extent that the information contained in this Prospectus Supplement No. 9 supersedes the information contained in the Prospectus. This Prospectus Supplement No. 9 is not complete without, and may not be utilized except in connection with, the Prospectus.

You should consider carefully the risks that we have described in “Risk Factors” beginning on page 8 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is January 9, 2017

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 9, 2017

Enumeral Biomedical Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-55415	99-0376434
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

200 CambridgePark Drive, Suite 2000 Cambridge, Massachusetts (Address of Principal Executive Offices)	02140 (Zip Code)

(617) 945-9146

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

Enumeral Biomedical Holdings, Inc. (the “Company”) may use two slide presentations, in whole or in part, from time to time in presentations to potential partners, investors, analysts and others. Copies of the slide presentations are furnished as Exhibit 99.1 and Exhibit 99.2 to this Current Report on Form 8-K and incorporated by reference herein. Copies of the slide presentations are also available on the Company’s website at www.enumeral.com.

The information in this Item 7.01 of this Current Report on Form 8-K and in the accompanying Exhibit 99.1 and Exhibit 99.2 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended. The information contained in this Item 7.01 of this Current Report on Form 8-K and in the accompanying Exhibit 99.1 and Exhibit 99.2 shall not be incorporated by reference into any filing with the U.S. Securities and Exchange Commission made by the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
99.1	Enumeral Biomedical Holdings, Inc. January 2017 Corporate Overview Presentation

99.2	Enumeral Biomedical Holdings, Inc. January 2017 Presentation, “Translating biological complexity into more powerful therapeutics”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENUMERAL BIOMEDICAL HOLDINGS, INC.

Dated: January 9, 2017	By:	/s/ Kevin G. Sarney
Name: Kevin G. Sarney
Title: Vice President of Finance, Chief Accounting Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Enumeral Biomedical Holdings, Inc. January 2017 Corporate Overview Presentation

99.1	Enumeral Biomedical Holdings, Inc. January 2017 Presentation, “Translating biological complexity into more powerful therapeutics”

Exhibit 99.1

Enumeral Corporate Overview January 2017 OTCQB: ENUM Contact: Wael Fayad Chairman, President, and CEO 200 CambridgePark Drive Cambridge, MA 02140 wael@enumeral.com O: 617 - 500 - 1613

Forward Looking Statements This presentation contains forward - looking statements that are based on the company’s current expectations, assumptions, estimates and projections about the company and the pharmaceutical industry . The company makes no representations about the accuracy of such statements estimates or projections . Forward - looking statements are indicated by words such as : may, will, should, predict, continue, plan, expect, anticipate, estimate, intend, believe, could, goal objectives and similar expressions . Forward - looking statements may include, but are not limited to, statements concerning the company’s anticipated performance, including revenue and profit expectations ; development and implementation of our collaborations ; duration ; size ; scope and revenue associated with collaboration partnerships ; benefits provided to collaboration partners by our technology ; business mix ; revenues and growth in our partner base ; market opportunities ; competing technologies, industry conditions and trends ; and regulatory developments . Actual results may differ materially from the anticipated results due to substantial risks and uncertainties related to the company and the biopharmaceutical industry in which the company operates . 2 OTCQB: ENUM

Overview

Enumeral is an **early stage biotechnology company** utilizing a **proprietary platform** to transform biological complexity into powerful therapeutics in cancer, auto-immune, and other diseases

Market & Capitalization Summary*	
Ticker (OTCQB)	ENUM
Price (1/3/2017)	$0.15
52 Week Range	$0.125 - $0.294
Average Daily Trading (over last 3 months)	~50,500
Common Shares Outstanding	~128.3M**
Cash & Cash Equivalents (9/30/2016)	~1.9M***

** As of market close on January 3, 2017, unless otherwise noted.*
***Reflects results of Q4 2016 Warrant Tender. Does not include approximately 22.8M outstanding warrants and approximately 7.9M outstanding options to purchase shares of common stock. Outstanding warrants do not contain anti-dilution protection provisions.*
****Does not include approximately $3.4M in gross proceeds (excluding commissions and fees) from Q4 2016 Warrant Tender.*

OTCQB: ENUM

ENUMERAL

3

A turnaround story poised for recovery The Past o Public trading on OTCQB through reverse merger in July 2014 o Raised $21.5 million in gross proceeds through sale of common stock plus warrants with anti - dilution protection o Unfocused growth strategy 4 Today o New management team in place with intense focus and deep experience o Focused growth strategy with near term catalysts o Q4 2016 Warrant Tender – Raised $3.4 million in gross proceeds – Participation from all Directors and Officers – Removed anti - dilution protection provisions OTCQB: ENUM

Proprietary single cell ‘ microengraving ’ technology reveals novel and valuable disease insights 5 Inventor of the technology Chris Love Associate Professor of Chemical Engineering at the Koch Institute for Integrative Cancer Research at MIT OTCQB: ENUM

Proprietary, functionalized microwell chip 6 OTCQB: ENUM

Integrated system yields diverse types of data from one sample, at the single cell resolution 7 Isolate Rapid isolation of complex mixtures into single cells • Several chips per sample, 84,000 wells per chip, ~1 cell per well • Starting sample can be blood, tissue or cultured cells, or a mixture • Small sample size (1,000 cells) and high yield (70 - 80%) maximizes utility of precious tissue Identify Single cells are rapidly characterized by pre - determined parameters • Secreted factors • Phenotype • Morphology Analyze Cells of interest can be selected for further analysis or culturing • Cells remain alive and can be selected for further analysis • Single cell DNA/RNA sequencing • Clonal expansion/differentiation in cell culture Learn & discover • New biological insights • Ultra rare cell populations • Diseased vs. normal tissue • Develop biological hypotheses • Test biological hypotheses • Select & monitor patients • Inter - patient variability • Single cell resolutions • Rare B - cells OTCQB: ENUM

Understanding disease at the single cell level facilitates precision medicine 8 Single cell analysis reveals new disease insights New disease insights translate into better therapeutics OTCQB: ENUM

Platform technology is automated and validated 9 Industrialized, automated & validated (2011 - 16) OTCQB: ENUM

Types of questions platform can address 10 “Can you help us understand why patients don’t respond to our drug?” “How do tumors develop resistance to our therapy?” “Can you isolate the B cells that are making the antibodies that are protecting the patient from disease?” “I’m interested in tumor - associated macrophages and tumor infiltrating lymphocytes. Can you help us isolate them?” “How does Crohn’s disease tissue differ from normal tissue?” “Can you help us understand the cellular microenvironment in fibrosis?” “What percentage of cells in a tumor are expressing our target?” “Can you help us find new i/o targets in the tumor microenvironment?” OTCQB: ENUM

ENUM past & present 2017: Unlocking full potential 11 Exclusive patent license SBIR Phase I award for technology development Tim3 , other antibodies discovered Differentiated, high affinity PD1 antibodies discovered Focused on securing partnerships to discover & develop novel therapeutics NCI SBIR Phase II contract Research collaboration Non - Exclusive License Company Incorporated December 2009 Company goes public July 2014 New management September 2016 • Goes public through reverse merger and listed on OTCQB • Raises $21.5 million in gross proceeds in private placement unit offering (common stock and warrants) with anti - dilution protection • Focus on collaborations • Q4 2016 Warrant Tender raised $3.4 million in gross proceeds and removed anti - dilution provisions OTCQB: ENUM Commercial adaptation & industrialization (2011 - ) Internal antibody discovery (2012 - ) Unlocking full potential (2017 - ) Technology deployed at MSKCC as part of NCI SBIR

New leadership with intense focus and deep experience Wael Fayad • Appointed Chairman, President and CEO in September 2016 • Performance based compensation package • > 20 years of executive and business experience in pharma • Broad network and deep rolodex filled with senior executives in life sciences • 14 years business development track record • Head of business development team at Forest Laboratories • Secured transactions and collaborations which ultimately supported the acquisition of the company for $28 Billion • Leadership roles at Novartis and Schering - Plough • History of committing to organizations to advance business goals • Track record of creating value working with science and R&D teams 12 OTCQB: ENUM

Strengthened management team 13 Wael Fayad Chairman, President and CEO Robert Schaub, Ph.D. Interim Head of Research and Development • 35 years scientific and executive leadership in pharma and biotech • Expert in translational drug discovery and development of small molecules and biologics • Author of 150 peer reviewed publications and 8 Patents • Track record of managing R&D teams and programs Kevin G. Sarney Vice President of Finance, Treasurer, and Chief Accounting Officer Matthew A. Ebert General Counsel OTCQB: ENUM

Experienced Board of Directors 14 Wael Fayad Chairman, President, and CEO Barry Buckland, Ph.D. Co - Founder; Director; Chairman, Scientific Advisory Board Robert J. Easton Director Allan Rothstein Director Paul J. Sekhri Director Robert L. Van Nostrand Director OTCQB: ENUM

Expert Scientific Advisory Board 15 Barry Buckland, Ph.D. Co - Founder; Director; Chairman, Scientific Advisory Board Giulio Draetta , M.D., Ph.D. Kai Wucherpfennig , M.D., Ph.D. OTCQB: ENUM

Near term plan for recovery and growth • Secure collaborations to drive value • Build high value pipeline with potential to generate high partner interest in pre - clinical • Secure funding to support plan execution • Position company for growth or for other strategic options 16 OTCQB: ENUM

Innovation and collaboration are cornerstone of our strategy 17 Solid foundation for future s uccess Discovery Development Development Candidate Collaboration Potential Across Value Chain • Use platform to build high value pipeline • Advance internal pipeline with improved capitalization • Explore transformative in - licensing opportunities Multiple paths to success OTCQB: ENUM

Significant value often recognized at pre-clinical stage

- Discovery and early stage biotechs can have high valuations
  - CytomX Therapeutics (CTMX): ~$405M market cap*
  - Regenxbio (RGNX): ~$504M market cap*

- Lucrative deals recently made at the pre-clinical stage
  - Pieris/Servier, January 2017**
    - 30 million euros upfront + downstream
  - Cerulean/Novartis, October 2016
    - $5 million upfront + downstream
  - Jounce/Celgene, July 2016
    - $225 million upfront + downstream
  - Zymeworks/GSK, April 2016
    - $36M upfront + downstream
  - Juno/AbVitro, January 2016
    - $78M + 1.2M shares of Juno
  - Xoma/Novartis, October 2015
    - $37.5M upfront + downstream

Successful Programs Against Desired Targets and Disease Areas Receive High Value

** Based on closing prices on 1/4/2017*

*** ENUM 388D4 PD-1 antibody which Pieris non-exclusively licensed from Enumeral is a component of the lead asset of the collaboration*

OTCQB: ENUM

ENUMERAL

18

Enumeral antibody pipeline (partnering opportunities) 19 PD - 1 Antibody ENUM 244C8 PD - 1 Antibody ENUM 388D4 TIM - 3 Antibody CD39 Lead generation Screening Optimization / Differentiation Pre - Clinical IND Enabling IND Other targets Development Candidate Platform provides a dditional c ollaboration opportunities

Several near term milestones and catalysts • Deal flow – Exploring multiple options • Pre - clinical efficacy and safety data for lead PD - 1 product – Anticipated first quarter 2017 • In vitro and in vivo data with TIM - 3 program – Anticipated first quarter 2017 • Identify a new high value target to add to pipeline • Anticipated first quarter 2017 20 OTCQB: ENUM

Summing Up: What’s New • New Management • Wael Fayad appointed Chairman, President, and CEO • Robert Schaub joined as Interim Head of R&D • New Direction • Create value through partnerships and strategic collaborations (including transformative in - licensing deals) • Exploit full potential of technology platform • Focus on discovery of high value targets 21 Focused on value c reation with multiple p aths to success OTCQB: ENUM

Thank You Contact: Wael Fayad Chairman, President, and CEO 200 CambridgePark Drive Cambridge, MA 02140 wael@enumeral.com O: 617 - 500 - 1613

Appendix

Collaborators provide external recognition of differentiated approach

MERCK 125 YEARS

- **MERCK**: December 2014 collaboration with a leading immuno-oncology pharmaceutical company
  - Focused on using Enumeral's platform to interrogate the tumor microenvironment in colorectal cancer tissues to identify functional cellular responses to therapies being developed by Merck
  - R&D funding and undisclosed milestone payments
  - Merck has exclusive rights to data related to its proprietary compounds
  - ENUM has achieved first milestone in the collaboration
  - Expanded scope of work to include non-small cell lung cancer

- **NCI:** awarded Phase 2 contract in September 2014 for ~$1 million over two years
  - Automation of human tissue immuno-oncology profiling
  - Opens door to broader pipeline and potentially accelerated development
  - Collaboration with leading scientists:
    - Jedd Wolchok's group at MSKCC – genetic basis for response to checkpoint inhibitors and novel immunotherapeutics
    - Doug Kwon's group at MGH/Ragon Institute – pioneering techniques for single cell immune cell analysis in biopsy

Ragon Institute of MGH, MIT and Harvard

Memorial Sloan-Kettering Cancer Center

OTCQB: ENUM

ENUMERAL

24

Collaboration with MD Anderson Cancer Center – January 2016 • Goal to Discover and Develop Novel Antibodies Against Specified Immunotherapy Targets – Utilizes Enumeral’s antibody discovery and patient - centric immune profiling platform – Leverages MD Anderson’s preclinical and development expertise and infrastructure – Enumeral and MD Anderson will jointly fund research and development activities – Will share net income from product sales or any payments associated with third party partnering – Collaboration has not yet formally launched • Impact on Potential Future Collaborations • Goal is for ENUM and MDACC to jointly out - license following clinical proof of concept with a partner continuing development 25 OTCQB: ENUM

License and Transfer Agreement with Pieris Pharmaceuticals – Spring 2016 • Non - exclusive license under specified Enumeral patent rights and know - how to research, develop and market fusion proteins that comprise a moiety derived from Enumeral’s 388D4 anti - PD - 1 antibody linked to one or more Pieris Anticalin ® proteins for use in the field of oncology. – In April and May 2016, Enumeral received upfront license fees in an aggregate amount of $1,000,000. – Potential for future development milestones of up to an aggregate of $37.8 million and net sales milestone payments of up to an aggregate of $67.5 million, each upon achievement of specified targets. – Potential for royalties in the low - to - lower middle single digits as a percentage of net sales, depending on the amount of net sales in applicable years. • Pieris has an option until May 31, 2017 to license specified Enumeral patent rights and know - how covering two additional undisclosed antibody programs on the same terms and conditions as for the 388D4 antibody. Pieris will pay Enumeral additional undisclosed license fees in the event that Pieris exercises one or both of these options. • Enumeral can continue to develop or partner the 388D4 PD - 1 program, as well as the other antibody programs subject to the option described above, provided that Enumeral has agreed not to conduct, or assist third parties in conducting, activities that involve an antibody licensed under the Pieris License and Transfer Agreement fused with or linked to one or more Anticalin proteins in the field of oncology. 26 OTCQB: ENUM

Exhibit 99.2

Translating biological complexity into more powerful therapeutics January 2017

Forward Looking Statements This presentation contains forward - looking statements that are based on the company’s current expectations, assumptions, estimates and projections about the company and the pharmaceutical industry . The company makes no representations about the accuracy of such statements estimates or projections . Forward - looking statements are indicated by words such as : may, will, should, predict, continue, plan, expect, anticipate, estimate, intend, believe, could, goal objectives and similar expressions . Forward - looking statements may include, but are not limited to, statements concerning the company’s anticipated performance, including revenue and profit expectations ; development and implementation of our collaborations ; duration ; size ; scope and revenue associated with collaboration partnerships ; benefits provided to collaboration partners by our technology ; business mix ; revenues and growth in our partner base ; market opportunities ; competing technologies, industry conditions and trends ; and regulatory developments . Actual results may differ materially from the anticipated results due to substantial risks and uncertainties related to the company and the biopharmaceutical industry in which the company operates . 2

Proprietary single cell ‘ microengraving ’ technology reveals novel and valuable disease insights 3 Chris Love Associate Professor of Chemical Engineering at the Koch Institute for Integrative Cancer Research at MIT

Proprietary, functionalized microwell chip 4

Integrated system yields diverse types of data from one sample, at the single cell resolution 5 Isolate Rapid isolation of complex mixtures into single cells • Several chips per sample, 84,000 wells per chip, ~1 cell per well • Starting sample can be blood, tissue or cultured cells, or a mixture • Small sample size (1,000 cells) and high yield (70 - 80%) maximizes utility of precious tissue Identify Single cells are rapidly characterized by pre - determined parameters • Secreted factors • Phenotype • Morphology Analyze Cells of interest can be selected for further analysis or culturing • Cells remain alive and can be selected for further analysis • Single cell DNA/RNA sequencing • Clonal expansion/differentiation in cell culture Learn & discover • New biological insights • Ultra rare cell populations • Diseased vs. normal tissue • Develop biological hypotheses • Test biological hypotheses • Select & monitor patients • Inter - patient variability • Single cell resolutions • Rare B - cells

Understanding disease at the single cell level facilitates precision medicine 6 Single cell analysis reveals new disease insights New disease insights translate into better therapeutics

ENUM past & present 2017: Unlocking full technology potential 7 Exclusive license from MIT Differentiated, high affinity PD1 antibodies discovered Tim3 antibodies discovered Focused on securing partnerships to discover & develop novel therapeutics Technology partnership SBIR Phase II contract Technology installed at MSKCC as part of NCI SBIR Commercial adaptation & industrialization (2011 - ) Internal antibody discovery (2012 - ) Unlocking full potential (2017 - ) Non - Exclusive License SBIR Phase I contract

Platform technology is automated and validated 8 Industrialized, automated & validated (2011 - 16)

Seeking partnerships to leverage the power of the technology

	Discover & validate new therapeutic targets	Patient monitoring/tissue profiling	Novel antibodies from rare B-cells (murine & human)
Immune-oncology	• Interrogate tumor microenvironment • Isolate and analyse rare subpopulations	• Probe biology of transfected CAR-T cells in target tissue • Profile immune responses • Isolate & understand rare immune cell populations	• Interrogate human B-cell repertoire to identify novel natural antibodies • Discover novel TCRs
Oncology	• Profile tumor heterogeneity • Identify new targets • Understand off-target effects	• Select patients • Profile tumor composition before/after treatment • Identify resistance drivers	• Interrogate human B-cells to identify natural antibodies • Identify differentiated antibodies against novel epitopes
Autoimmune	• Compare diseased vs. normal tissue at cellular resolution • Analysis of ectopic lymphoid-like structures	• Select patients most likely to respond to a targeted therapy	• Identify and characterize autoantibodies
Infectious disease	• Profile infection site biology • Identify new therapeutic strategies	• Monitor & profile patient cellular responses (e.g. pre/post-vaccine)	• Discover new therapeutic human antibodies • Interrogate antibody effector mechanisms
Fibrosis/NASH, hematology, muscle disorders, dermatology/psoriasis	• Single cell analysis of diseased lesions to elucidate disease biology	• Monitor tissue response to therapy • Understand resistance mechanisms	

ENUMERAL

9

Questions we’re being asked 10 “Can you help us understand why patients don’t respond to our drug?” “How do tumors develop resistance to our therapy?” “Can you isolate the B cells that are making the antibodies that are protecting the patient from disease?” “I’m interested in tumor - associated macrophages and tumor infiltrating lymphocytes. Can you help us isolate them?” “How does Crohn’s disease tissue differ from normal tissue?” “Can you help us understand the cellular microenvironment in fibrosis?” “What percentage of cells in a tumor are expressing our target?” “Can you help us find new i/o targets in the tumor microenvironment?”

Experienced, commercially pragmatic leadership team 11 Wael Fayad Chairman, President and CEO Robert Schaub, Ph.D. Interim Head of Research and Development Kevin G. Sarney Vice President of Finance, Treasurer, and Chief Accounting Officer Matthew A. Ebert General Counsel

Why partner with Enumeral? • Validated and versatile technology • Technology enables discovery of next generation therapeutics • Partnerships are cornerstone of company strategy • Experienced management (partnerships and science) • Flexible deal structure and terms • Rapid, streamlined deal - making with clear deliverables 12

Case studies Translating biological complexity into more powerful therapeutics

Discovery of new targets in the tumor microenvironment

nature International weekly journal of science

In vivo Discovery of Immunotherapy Targets in the Tumor Microenvironment

Abstract

Recent clinical trials showed that targeting of inhibitory receptors on T cells induces durable responses in a subset of cancer patients, despite advanced disease.

However, the regulatory switches controlling T cell function in immunosuppressive tumors are not well understood. Here we show that such inhibitory mechanisms can be systematically discovered in the tumor microenvironment.

We devised an *in vivo* pooled shRNA screen in which shRNAs targeting negative regulators became highly enriched in tumors by releasing a block on T cell proliferation upon tumor antigen recognition. Such shRANs were identified by deep sequencing of the shRNA cassette from T cells infiltrating tumor or control tissues.

One of the target genes was Ppp2r2d, a regulatory subunit of the PP2A phosphatase family: In tumors, Ppp2r2d knockdown inhibited T cell apoptosis and enhanced T cell proliferation as well as cytokine production. Key regulators of immune function can thus be discovered in relevant tissue microenvironments.

Love, JC. et al. *Nature* . 2014; 506(7486): 52–57.

Problem

- Therapeutic targets for modulating immune responses are typically identified in vitro and tested in animal models
- Complex interactions of immune cells within tissues - many of which do not occur in vitro - offer untapped opportunities for therapeutic intervention

Key Question

- How can targets for immune modulation be systematically discovered in vivo?

Approach

- Use pooled short hairpin RNA (shRNA) libraries as discovery tools to systematically identify key modulators of T-cell proliferation in the TME in vivo
- Design: Introduce shRNA pool into T-cells, activate T-cells for 48h, and identify small subset of shRNAs that restore T cell proliferation, which results in T cell accumulation within the tumor

Significance

- Establish the feasibility of in vivo discovery of novel targets for immunotherapy in complex tissue microenvironments

ENUMERAL

14

Technology enables B-cell selection without hybridomas, enabling broader and more diverse antibody libraries nature biotechnology

A microengraving method for rapid selection of single cells producing antigen-specific antibodies

Abstract

Monoclonal antibodies that recognize specific antigens of interest are used as therapeutic agents and as tools for biomedical research.

Discovering a single monoclonal antibody requires retrieval of an individual hybridoma from polyclonal mixtures of cells producing antibodies with a variety of specificities. The time required to isolate hybridomas by a limiting serial-dilution, however, has restricted the diversity and breadth of available antibodies.

Here we present a soft lithographic method based on intaglio printing to generate microarrays comprising the secreted products of single cells.

These engraved arrays enable a rapid (<12 h) and high throughput (4100,000 individual cells) system for identification, recovery and clonal expansion of cells producing antigen-specific antibodies. This method can be adapted, in principle, to detect any secreted product in a multiplexed manner.

Love, JC. et al. *Nature Biotechnology*. 2006; 24(6):703-707.

Current methods for antibody screening are time consuming and less efficient

- Selection of hybridomas involves screening antibodies produced by large numbers of cells and retrieving those cells that produce antibodies of desired specificity.
- The process is limited by requiring sufficient concentrations of antibodies for detection (may require multiple dilutions and days in culture), and the total number of manipulations limits the number of clones that can be screened efficiently in any single round of selection
- Methods for the analysis of individual cells in large numbers—microfluidic devices, cell-based microarrays, enzyme-linked immunospot (ELISPOT) and hemolytic plaque assays—do not allow both high-throughput analysis of a secreted product and recovery of living cells for clonal expansion

New high throughput approach for identification, recovery & clonal expansion

- Method involves a soft lithographic technique for microengraving that uses a dense array of microwells (0.1–1 nl each) containing individual cells to print a corresponding array of molecules secreted by each cell
- The cells remain in culture after engraving, and the microarrays are interrogated in a manner similar to commercial microarrays of proteins or antibodies
- This method enables rapid identification of those cells exhibiting desired properties, such as secretion of an antigen-specific antibody, and their subsequent recovery for clonal expansion

ENUMERAL

15

Retrieval, expansion and characterization of single human CD8 T-cells, based on their ability to lyse a target cell

JCI The Journal of Clinical Investigation

A high-throughput single-cell analysis of human CD8+ T cell functions reveals discordance for cytokine secretion and cytolysis

Abstract

CD8+ T cells are a key component of the adaptive immune response to viral infection. An inadequate CD8+ T cell response is thought to be partly responsible for the persistent chronic infection that arises following infection with HIV. It is therefore critical to identify ways to define what constitutes an adequate or inadequate response.

IFN-γ production has been used as a measure of T cell function, but the relationship between cytokine production and the ability of a cell to lyse virus-infected cells is not clear. Moreover, the ability to assess multiple CD8+ T cell functions with single-cell resolution using freshly isolated blood samples, and subsequently to recover these cells for further functional analyses, has not been achieved.

As described here, to address this need, we have developed a high-throughput, automated assay in 125-pl microwells to simultaneously evaluate the ability of thousands of individual CD8+ T cells from HIV-infected patients to mediate lysis and to produce cytokines. This concurrent, direct analysis enabled us to investigate the correlation between immediate cytotoxic activity and short-term cytokine secretion. The majority of in vivo primed, circulating HIV-specific CD8+ T cells were discordant for cytolysis and cytokine secretion, notably IFN-γ, when encountering cognate antigen presented on defined numbers of cells.

Our approach should facilitate determination of signatures of functional variance among individual effector CD8+ T cells, including those from mucosal samples and those induced by vaccines.

Varadarajan, N. et al. *Journal of Clinical Investigation*. 2011; 121(11):4322-4331.

Problem

- Antigen-specific CD8+ T cells can exhibit a range of functions, including the production of effector cytokines, degranulation, cytolytic activity, suppression of viral replication, and proliferation upon exposure to cells presenting antigen
- The importance of CD8+ T cells for controlling replication in chronic human viral infections has motivated extensive research to define phenotypic and functional attributes of an effective response

Key Question

- Identify ways to define what constitutes an adequate or inadequate CD8+ T cell response.

Approach

- High throughput microwell single cell assay for cytolysis to understand the direct relationship between cytolysis and other functional responses by T cells, while preserving the ability to then further characterize specific reactive cells


A
Target cells
Cross section
50 μm
PDMS
Top view
Monitor cytolytic activity
Killed cell
Media

Significance

- High-throughput single-cell assay to directly observe cytolytic activity and cytokine secretion ex vivo. a new tool for evaluating multiple functional activities associated with antigen-specific primary T cells following encounter with one or a small number of APCs

ENUMERAL

16

Understanding the temporal dynamics of T-cell activation at the single cell level

PNAS

Proceedings of the National Academy of Sciences of the United States of America www.pnas.org

Polyfunctional responses by human T cells result from sequential release of cytokines

Abstract

The release of cytokines by T cells defines a significant part of their functional activity in vivo, and their ability to produce multiple cytokines has been associated with beneficial immune responses. To date, time-integrated end-point measurements have obscured whether these polyfunctional states arise from the simultaneous or successive release of cytokines.

Here, we used serial, time-dependent, single-cell analysis of primary human T cells to resolve the temporal dynamics of cytokine secretion from individual cells after activation ex vivo.

We show that multifunctional, Th1-skewed cytokine responses (IFN-γ, IL-2, TNFα) are initiated asynchronously, but the ensuing dynamic trajectories of these responses evolve programmatically in a sequential manner. That is, cells predominantly release one of these cytokines at a time rather than maintain active secretion of multiple cytokines simultaneously. Furthermore, these dynamic trajectories are strongly associated with the various states of cell differentiation suggesting that transient programmatic activities of many individual T cells contribute to sustained, population-level responses. The trajectories of responses by single cells may also provide unique, time-dependent signatures for immune monitoring that are less compromised by the timing and duration of integrated measures.

Han, Q. et al. *PNAS*. 2012; 109(5):1607-1612.

Problem

- The production of multiple cytokines by T cells has been associated with productive immune responses to infectious diseases (5–7) and to vaccines
- The manner in which polyfunctional responses by individual cells contribute to the evolution of an immune response at a population level is not well understood

Key Objective

- Aim to clarify when activated T cells initiate the release of cytokines, and how their responses evolve in time

Approach

- Examine how the synchrony and evolution of secreted cytokines varies upon activation among different subsets of primary human CD3+ T cells isolated from peripheral blood.
- Design: Using a combination of imaging cytometry and quantitative single-cell analysis of secreted cytokines, we monitored the release of three Th1-skewed cytokines (IFN-γ, IL-2, and TNFα) over time

Significance

- Found that T cells initiate the release of cytokines at different points in time upon stimulation and that most of these cells initiate secretion in a monofunctional state
- Dynamic monitoring of immune cells may improve profiling functional responses associated with immune status relative to integrated, endpoint measurements

ENUMERAL

17

Single cell profiling of diseased Crohn’s vs. normal tissue elucidated new therapeutic strategies 18 99% 1% Normal tissue, adjacent to diseased tissue: low expression Non-Secretors Secretors 0 20 40 60 80 100 120 IFN-g IL17 IFN-g/IL17 Cell Number Cytokine Active Crohn’s disease tissue Non-Secretors Secretors 0 20 40 60 80 100 120 IFN-g IL17 IFN-g/IL17 Cell Number Cytokine

Imaging of IFN - g Secretion in Crohn’s Disease 19 Active Crohn’s Disease Normal Adjacent Tissue

PD - 1 and TIM - 3 are expressed in active Crohn’s lesions 20 0 20 40 60 80 100 120 IFN - g Secretion by Normal Adjacent vs. Active Crohn's Disease Normal Adjacent Active

Increased percentage of TIM - 3 and PD - 1 expressing cells in Crohn’s remission biopsy 21 0.00 10.00 20.00 30.00 40.00 50.00 60.00 Percent of Total Cell Surface Phenotype Normal Adjacent Remission Cells from remission biopsy have undetectable level of secretion

Total Cell Analysis of Melanoma Tumors: Identifies Co-Expression of Immune Modulatory Receptors Associated with CD4+ and CD4- Cells


80.00%
70.00%
60.00%
50.00%
40.00%
30.00%
20.00%
10.00%
0.00%
Axis Title
CD4+ and CD4- cells have similar levels of PD-1/TIM-3 co-expression
CD4+TIM3+ PD1-
CD4+TIM3+ PD1+
CD4+TIM3- PD1-
CD4+TIM3- PD1+
CD4- TIM3+PD1-
CD4- TIM3+PD1+
CD4-TIM3- PD1+
CD4-TIM3- PD1-
Series1
1.75%
2.94%
6.61%
4.43%
7.02%
1.94%
6.70%
68.60%


16%
14%
12%
10%
8%
6%
4%
2%
0%
%
IL-6+
IFN-g+
TNF-a+
IL-6+IFN-g+
IL-6+TNFa+
IFN-g +TNF-a+
IL-6+IFNg+TNFa+
Series1
0.01%
0.24%
13.54%
0.01%
0.00%
1.39%
0.00%

- Analysis of Cytokine Secretion in CD4 subset
- 15,000 cells analyzed
- Secretion seen in 15% of cells
- TNF α secretion comprises largest fraction of events; polyfunctional cells observed

ENUMERAL

22

Total Cell Analysis of Melanoma Tumors: Identifies Co-expression of Immune Modulatory Receptors with CD8+ and CD8- Cells


Greater co-expression of TIGIT and PD-1 on CD8+ cells compared to CD8- cells
70%
60%
50%
40%
30%
20%
10%
0%
CD8+TIGIT+PD1-
CD8+TIGIT+PD1+
CD8+TIGIT-PD1-
CD8+TIGIT-PD1+
CD8-TIGIT+PD1-
CD8-TIGIT+PD1+
CD8-TIGIT-PD1+
CD8-TIGIT-PD1-
Series1
7.93%
6.44%
8.81%
0.86%
6.04%
2.53%
2.02%
65.37%


16%
14%
12%
10%
8%
6%
4%
2%
0%
IL-6+
IFN-g+
TNF-a+
IL-6+IFN-g+
IL-6+TNFa+
IFN-g +TNF-a+
IL-6+IFNg+TNFa+
Series1
0.03%
0.36%
14.19%
0.01%
0.01%
2.05%
0.01%

- Cytokine secretion in CD8 subset
- 15,000 cells analyzed
- Secretion seen in 17% of cells
- TNFα secretion comprises largest fraction of events; polyfunctional cells observed

ENUMERAL

23

In - house antibody discovery program Discovering broad and diverse antibodies against targets of high interest

Discovery of differentiated PD1 antibodies 25 244C8 Binds a differentiated PD1 epitope • ENUM 244C8 antibody binds a distinct epitope, does not inhibit PDL binding, and maintains anti - tumor activity 388D4 Binds a similar PD - 1 epitope • ENUM 388D4 antibody binds a similar epitope, and has anti - tumor activity Single cell technology circumvents need for hybridomas , yielding greater antibody diversity

Enumeral antibody pipeline (partnering opportunities) 26 PD - 1 Antibody ENUM 244C8 PD - 1 Antibody ENUM 388D4 TIM - 3 Antibody CD39 Lead generation Screening Optimization / Differentiation Pre - Clinical IND Enabling IND Other targets Development Candidate